EXHIBIT 1.5


                            SPORTSTRAC SYSTEMS, INC.
                                    SUITE 100
                               6654 GUNPARK DRIVE
                                BOULDER, CO 80301



                               _____________, 1999


Fairchild Financial Group, Inc.
99 Wall Street, 4th Floor
New York, New York  10005

Gentlemen:

      The following sets forth our understanding with respect to your providing financial advisory services for this corporation.

      l. For a period of one (1) year commencing on the date hereof, you will render financial consulting services to this corporation as such services shall be required but in no event shall such services require more than two business days per month. Your services shall include the following:

            (a) to advise and assist in matters pertaining to the financial requirements of our corporation and to assist, as and when required, in formulating plans and methods of financing;

            (b) to prepare and present financial reports required by us and to analyze proposals relating to obtaining funds for our business, mergers and/or acquisitions;

            (c) to assist in our general relationship with the financial community including brokers, stockholders, financial analysts, investment bankers, and institutions; and

            (d) to assist in obtaining financial management, and technical and advisory services, and financial and corporate public relations, as may be requested or advisable.

      2. All services required to be performed hereunder shall be requested by us in writing and, upon not less than seven business days notice, unless such notice is waived by you. Such notice shall be to the address specified above or to such other place as you shall designate to us in writing.

      3. For the services to be performed hereunder, and for your continued availability to perform such services, we will pay you a fee of $100,000, which sum is payable in full in advance on the closing date of our proposed initial public offering. Further, we will

VTR Capital, Inc.
Page 2


reimburse you for such reasonable out-of-pocket expenses as may be incurred by you on our behalf, but only to the extent authorized by us.

      4. This Agreement has been duly approved by our Board of Directors.

      5. You shall have no authority to bind this corporation to any contract or commitment, inasmuch as your services hereunder are advisory in nature.

      6. You will maintain in confidence all proprietary, non-published information obtained by you with respect to our corporation during the course of the performance of your services hereunder and you shall not use any of the same for your own benefit or disclose any of the same to any third party, without our prior written consent, both during and after the term of this Agreement.

      7. This Agreement shall not be assignable by either of us without the other party's prior written consent.

      8. This Agreement shall be binding upon, and shall inure to the benefit of, our respective successors and permitted assigns.

      9. The foregoing represents the sole and entire agreement between us with respect to the subject matter hereof and supersedes any prior agreements between us with respect thereto. This Agreement may not be modified, amended or waived except by a written instrument signed by the party to be charged. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of laws of such State.

      Please signify your agreement to the foregoing by signing and returning to us the enclosed copy of this Agreement which will thereupon constitute an agreement between us.

                                       Very truly yours,

                                       SPORTSTRAC SYSTEMS, INC.


                                       BY
                                         ---------------------------------------
                                               Marc Silverman, President
Agreed and Consented to:

FAIRCHILD FINANCIAL GROUP, INC.

BY
  --------------------------------------

VTR Capital, Inc.
Page 3


    Wendy Chen, Chief Operating Officer